Exhibit 99.1



                             [LOGO OF CUMMINS INC]

     FOR IMMEDIATE RELEASE
     Monday, June 4, 2001

       Cummins Announces Plans to Issue Convertible Preferred Securities



COLUMBUS, IN.--(BUSINESS WIRE)--June 4, 2001--Cummins Inc. (NYSE:CUM) today announced plans to issue $200 million of Convertible Preferred Securities due 2031.

     Distributions on the preferred securities will be paid quarterly and the preferred securities will be convertible into Common Stock of the company. Cummins may also issue up to an additional $50 million of the preferred securities pursuant to an option that may be granted to the initial purchasers. Cummins intends to use the net proceeds from the sale of the preferred securities to repay existing borrowings.

     The preferred securities are being issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The preferred securities and the common stock issuable upon conversion of the preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.


Contact:

     Dorothy Brown Smith
     Director-Public Relations
     Cummins Inc.
     812-377-7719